EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

Palomar Medical Products, Inc.                            Delaware corporation

Star Medical Technologies, Inc.                           California corporation

Cosmetic Technology International, Inc.                   Delaware corporation

Dynaco Corp.                                              Delaware corporation